Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

amended and Restated Certificate Of Incorporation OF

SOLARIS OILFIELD INFRASTRUCTURE, INC.

SOLARIS OILFIELD INFRASTRUCTURE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Solaris Oilfield Infrastructure, Inc., resolutions were adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and that said amendment should be presented to the stockholders of said corporation at the 2023 Annual Meeting of Stockholders for approval thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was presented to the stockholders of said corporation at its 2023 Annual Meeting of Stockholders duly called and held on the 16th day of May 2023 in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of said corporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing ARTICLE IX thereof to read as follows:

“ARTICLE IX

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 9.1. Limitation of Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer, as applicable. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.”

(Signature page follows)

IN WITNESS WHEREOF, Solaris Oilfield Infrastructure, Inc. has caused this Certificate of Amendment to be signed by its Chief Legal Officer and Corporate Secretary this 22nd day of May, 2023.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By: /s/ Christopher M. Powell

Name: Christopher M. Powell

Title: Chief Legal Officer and Corporate Secretary

Solaris Oilfield Infrastructure, Inc.

Signature Page to Certificate of Amendment

of Amended and Restated Certificate of Incorporation